                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration Nos. 333-122925;
                                                               333-122925-01

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JUNE 22, 2005

                                                           Prospectus Supplement
                                               (To Prospectus Dated May 3, 2005)

                                 SEQUINS(SM)
                        SELECT EQUITY INDEXED NOTES

                           CITIGROUP FUNDING INC.

                                 % SEQUINS
       BASED UPON THE COMMON STOCK OF TEXAS INSTRUMENTS INCORPORATED
                             DUE         ,2006
                             $10.00 PER SEQUINS
                  PAYMENTS DUE FROM CITIGROUP FUNDING INC.
           FULLY AND UNCONDITIONALLY GUARANTEED BY CITIGROUP INC.


o     The SEQUINS bear interest at the rate of   % per annum. We will pay
      interest in cash quarterly on the       day of February, May, August and
      November, commencing on November   ,2005.

o     Beginning    ,2006, we may call the SEQUINS in whole, and not in part, for cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will
      provide a yield to call of   % per annum (compounded annually).

o     If we do not call the SEQUINS, you will receive at maturity for each
      SEQUINS       shares of Texas Instruments Incorporated common stock.

o The SEQUINS will be applied for listing on the American Stock Exchange under the symbol "CXZ."

o     The SEQUINS are not principal protected.

    INVESTING IN THE SEQUINS INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE SEQUINS" BEGINNING ON PAGE S-9.

    The SEQUINS represent obligations of Citigroup Funding Inc. only. Texas Instruments Incorporated is not involved in any way in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS.

    Neither the Securities and Exchange Commission nor any state securities or insurance commission has approved or disapproved of the SEQUINS or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


                                             Per SEQUINS                Total
Public Offering Price                        $10.00                     $
Underwriting Discount                        $                          $
Proceeds to Citigroup Funding Inc.           $                          $


The underwriter expects to deliver the SEQUINS to purchasers on or about      ,
2005.

Investment Products    Not FDIC Insured     May Lose Value     No Bank Guarantee

        ,2005

                                (CITIGROUP LOGO)

                    SEQUINS(SM) (SELECT EQUITY INDEXED NOTES)

SUMMARY

    This summary highlights selected information from the accompanying prospectus and this prospectus supplement to help you understand the SEQUINS based upon the common stock of Texas Instruments Incorporated. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the SEQUINS, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the SEQUINS. You should, in particular, carefully review the section entitled "Risk Factors Relating to the SEQUINS," which highlights a number of risks, to determine whether an investment in the SEQUINS is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

GENERAL

    The SEQUINS are equity-linked senior unsecured debt securities issued by Citigroup Funding Inc. that offer a current income and a limited appreciation investment opportunity, the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The SEQUINS pay a fixed interest payment with a yield greater than the underlying stock's current dividend yield and the yield that would be payable on a conventional debt security with the same maturity issued by Citigroup Funding. If not called by us, at maturity the SEQUINS return a fixed number of shares of the underlying stock on which they are based. The SEQUINS have a term to maturity of approximately one year but may be called by us after approximately six months.

SELECTED PURCHASE CONSIDERATIONS

o CURRENT INCOME - The SEQUINS offer current income in the form of interest paid quarterly.

o APPRECIATION UP TO CALL PRICE - If we do not call the SEQUINS and the trading price of the underlying stock at maturity is greater than its price at the market close on the date SEQUINS are priced for initial sale to the public, the value of the the underlying stock you receive at maturity will be greater than your initial investment (although you should
      not expect to obtain a total yield of more than   % per annum (compounded
      annually) due to our right to call the SEQUINS).

o EXCHANGE LISTING - Although the SEQUINS are expected to be "buy and hold" investments, they are expected to be listed on a major exchange.

SELECTED RISK CONSIDERATIONS

o YOUR INVESTMENT IN THE SEQUINS MAY RESULT IN A LOSS IF THE TRADING PRICE OF THE UNDERLYING STOCK DECLINES - If the trading price of the underlying stock at maturity is less than its price at the market close on the date the SEQUINS are priced for initial sale to the public, the value of the underlying stock you receive at maturity will be less than your initial investment, even if the trading price of the underlying stock exceeded its price at the market close on the date the SEQUINS are priced for initial sale to the public one or more times during the term of the SEQUINS. This will result in a loss to you except to the extent of interest payable on the SEQUINS.

o OUR ABILITY TO CALL THE SEQUINS MAY LIMIT THE APPRECIATION OF YOUR INVESTMENT IN THE SEQUINS - If we exercise our call option, you will receive a call price in cash in an amount that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of % per annum (compounded annually). The opportunity to participate in the possible increases in the price of the underlying stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never
      result in a total yield to call of more than   % per annum (compounded
      annually), even though you will be subject to the full risk of a decline in the price of the underlying stock.

o YOU MAY NOT BE ABLE TO SELL YOUR SEQUINS IF AN ACTIVE TRADING MARKET FOR THE SEQUINS DOES NOT DEVELOP - We expect the SEQUINS will be listed on a major exchange, but the secondary market may not be liquid and may not continue for the term of the SEQUINS. Although Citigroup Global Markets Inc. intends to make a market in the SEQUINS, it is not obligated to do so.

o IF WE DO NOT CALL THE SEQUINS, YOU WILL HAVE NO RIGHTS AGAINST THE ISSUER OF THE UNDERLYING STOCK PRIOR TO RECEIVING ANY SHARES OF THE UNDERLYING STOCK AT MATURITY - You will have no rights against the issuer of the underlying stock even though the market value of the SEQUINS and the maturity payment if we do not call the SEQUINS depend on the price of the underlying stock. The issuer of the underlying stock is not involved in this offering and has no obligations relating to the SEQUINS. In addition, you will have no voting rights and will receive no dividends with respect to the underlying stock unless and until you receive shares of common stock at maturity, if applicable.

o THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR SEQUINS PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the price of and the dividend yield on the underlying stock, interest rates, the earnings performance of the issuer of the underlying stock, other economic conditions and Citigroup Funding and Citigroup's perceived creditworthiness, the SEQUINS may trade at prices below their initial price and you could receive substantially less than the amount of your original investment if you sell your SEQUINS prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE SEQUINS?

     The SEQUINS are a series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The SEQUINS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and the guarantee of payments due under the SEQUINS will rank equally with all other unsecured and
unsubordinated debt of Citigroup. The SEQUINS mature on           , 2006, are
callable by us beginning           , 2006 and do not provide for early
redemption by you. The SEQUINS are not principal protected.

     Each SEQUINS represents a principal amount of $10. You may transfer the SEQUINS only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the SEQUINS in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the SEQUINS by individual investors. Accountholders in Euroclear or Clearstream, Luxembourg clearance systems may hold beneficial interests in the SEQUINS through the accounts those systems maintain with DTC. You should refer to the section "Description of the SEQUINS -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WILL I RECEIVE INTEREST ON THE SEQUINS?

     The SEQUINS bear interest at the rate of   % per annum. We will pay
interest in cash quarterly on each      day of each February, May, August and
November, or the immediately next business day, commencing on November   , 2005.

WHAT WILL I RECEIVE AT MATURITY OF THE SEQUINS?

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of Texas Instruments common stock equal to the exchange ratio.

     As a result, if the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS will be less than $10, and could be zero. You will not in any case receive at maturity a number of shares of Texas Instruments common stock with a value of more than $10 unless at maturity the trading price of Texas Instruments common stock is greater than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

     In lieu of any fractional share of Texas Instruments common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share.

     The exchange ratio will equal $10 divided by the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. We will disclose the exchange ratio to you in the final prospectus supplement.

IS THERE A POSSIBILITY OF A LOSS OF CAPITAL?

     If the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS will be less than the initial price of the SEQUINS, even if the price per share of Texas Instruments common stock exceeds the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the term of the SEQUINS. The total yield on the SEQUINS to you may be less than that on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity. You should refer to "Risk Factors -- The Yield on the SEQUINS May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity" in this prospectus supplement.

WHAT WILL I RECEIVE IF CITIGROUP FUNDING CALLS THE SEQUINS?

     We may call the SEQUINS, in whole, but not in part, on any business day
beginning on           , 2006 through and including one business day before the
maturity date. We will provide at least three business days' notice before the date we will call the SEQUINS (which we refer to as the call date).

     If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to
call of   % per annum (compounded annually). The call price will be calculated by determining the amount that, when discounted from the call date to the date
of issuance of the SEQUINS by a discount factor based on yield to call of   %
(calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made through and including the applicable call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal $10, the principal amount of each SEQUINS. The present values of the interest payments made on the SEQUINS will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a business day.

     The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a
total yield to call of more than   % per annum (compounded annually), even
though you will be subject to the full risk of a decline in the price of Texas Instruments common stock.

     We have provided a table showing the month-end, mid-month, first and last hypothetical call prices from January 30, 2006 through August 11, 2006 under the heading "Description of the SEQUINS -- Hypothetical Call Prices" in this prospectus supplement. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS.

WHAT HYPOTHETICAL RETURNS COULD I RECEIVE AT MATURITY?

     The table on the following page illustrates, for a range of hypothetical trading prices of Texas Instruments common stock at maturity:

     - the percentage change from a hypothetical initial price of $27.00 to the relevant hypothetical trading price at maturity,

     - the final amount payable on the SEQUINS, including the payment of accrued and unpaid interest on the maturity date,

     - the total annualized yield on the SEQUINS at maturity, and

     - the total annualized yield from direct ownership of Texas Instruments common stock.

     This table assumes that the SEQUINS pay quarterly interest payments of 7% per annum, and have not been called prior to the maturity date and will be called by us on the maturity date if the total annualized yield on the SEQUINS would otherwise be greater than or equal to 11.50% at maturity. Terms used for the purpose of illustration are hypothetical only. Actual terms will be set on the date the SEQUINS are priced for initial sale to the public and may vary from the examples provided.

                                                                                TOTAL ANNUALIZED
                                                                                   YIELD FROM
                  PERCENTAGE CHANGE                                                  DIRECT
                       FROM THE                                    TOTAL          OWNERSHIP OF
 HYPOTHETICAL    HYPOTHETICAL INITIAL                            ANNUALIZED          TEXAS
   TRADING           PRICE TO THE           FINAL AMOUNT        YIELD ON THE      INSTRUMENTS
   PRICE AT      HYPOTHETICAL TRADING      PAYABLE ON THE        SEQUINS AT          COMMON
   MATURITY       PRICE AT MATURITY          SEQUINS(1)         MATURITY(2)       STOCK(3)(4)
 ------------    --------------------   --------------------   --------------   ----------------
      0.00              -100%                  0.1750             -96.56%           -100.00%
      2.70               -90%                  1.1750             -84.84%            -88.93%
      5.40               -80%                  2.1750             -73.94%            -78.52%
      8.10               -70%                  3.1750             -63.37%            -68.34%
     10.80               -60%                  4.1750             -52.98%            -58.29%
     13.50               -50%                  5.1750             -42.74%            -48.35%
     16.20               -40%                  6.1750             -32.61%            -38.50%
     18.90               -30%                  7.1750             -22.56%            -28.70%
     21.60               -20%                  8.1750             -12.59%            -18.97%
     24.30               -10%                  9.1750              -2.67%             -9.29%
     27.00(5)              0%                 10.1750               7.18%              0.36%
     29.70                10%                 10.6145              11.50%              9.96%
     32.40                20%                 10.6145              11.50%             19.53%
     35.10                30%                 10.6145              11.50%             29.06%
     37.80                40%                 10.6145              11.50%             38.57%
     40.50                50%                 10.6145              11.50%             48.04%
     43.20                60%                 10.6145              11.50%             57.50%
     45.90                70%                 10.6145              11.50%             66.92%
     48.60                80%                 10.6145              11.50%             76.33%
     51.30                90%                 10.6145              11.50%             85.71%
     54.00               100%                 10.6145              11.50%             95.08%

---------------

(1) The final amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.

(2) The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the date of issuance (computed on the basis of a 360-day year of twelve 30-day months), of all payments made or to be made on the SEQUINS, including the call price and all interest payments made through and including the applicable call date, the sum of these present values being equal to $10, the principal amount of each SEQUINS. This annualized yield assumes:

    (a) interest payments of 7% per annum are (i) made quarterly on the 14th day of each February, May, August and November of each year, commencing on November 14, 2005, and (ii) reinvested for the remainder of the term of the SEQUINS at the applicable yield listed in this column,

    (b) an investment term from July 29, 2005 to August 14, 2006, and

    (c) computation on the basis of a 360-day year of twelve 30-day months, compounded annually.

(3) This annualized yield assumes:

    (a) an investment in Texas Instruments common stock at the hypothetical initial price and a sale of such common stock at the hypothetical trading price at maturity,

    (b) a dividend payment of $0.025 per quarter per share, each reinvested when paid in Texas Instruments common stock,

    (c) no transaction fees or expenses, and

    (d) an investment term from July 29, 2005 to August 14, 2006.

(4) The total annualized yields are calculated based on hypothetical trading prices at maturity rounded to the nearest 1/10,000th of one dollar.

(5) This is the hypothetical initial price of Texas Instruments common stock.

HOW HAS TEXAS INSTRUMENTS COMMON STOCK PERFORMED HISTORICALLY?

     We have provided a table showing the high and low sale prices for Texas Instruments common stock for each quarter since the first quarter of 2000. You can find this table in the section "Historical Data on the Common Stock of Texas Instruments Incorporated" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Texas Instruments common stock in recent years. However, past performance is not necessarily indicative of how Texas Instruments common stock will perform in the future. You should also refer to the section "Risk Factors Relating to the SEQUINS -- You Will Have No Rights Against Texas Instruments Prior to Receiving Any Shares of Texas Instruments common stock at Maturity if We Do Not Call the SEQUINS" in this prospectus supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE SEQUINS?

     In purchasing a SEQUINS, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase Texas Instruments common stock at maturity. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the SEQUINS. Under this treatment, you generally will be required to include the interest payments as interest income at the time such interest is accrued or received in accordance with your method of accounting. If Citigroup Funding delivers Texas Instruments common stock at maturity, a U.S. Holder generally will recognize no gain or loss on the purchase of Texas Instruments common stock by application of the monies received by Citigroup Funding in respect of the SEQUINS. Upon the exercise by Citigroup Funding of its right to call the SEQUINS prior to maturity, or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the SEQUINS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above. You should refer to the section "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE SEQUINS BE LISTED ON A STOCK EXCHANGE?

     We will apply to list the SEQUINS on the American Stock Exchange under the symbol "CXZ." You should be aware that the listing of the SEQUINS on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the SEQUINS.

CAN YOU TELL ME MORE ABOUT CITIGROUP AND CITIGROUP FUNDING?

     Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup whose business activities consist primarily of providing funds to Citigroup and its subsidiaries for general corporate purposes.

     Citigroup's consolidated ratio of income to fixed charges and consolidated ratio of income to combined fixed charges including preferred stock dividends for the three months ended March 31, 2005 and each of the five most recent fiscal years are as follows:

                                                 THREE MONTHS
                                                    ENDED           YEAR ENDED DECEMBER 31,
                                                  MARCH 31,     --------------------------------
                                                     2005       2004   2003   2002   2001   2000
                                                 ------------   ----   ----   ----   ----   ----
Ratio of income to fixed charges (excluding
  interest on deposits)........................      2.67x      2.68x  3.38x  2.52x  1.95x  1.78x
Ratio of income to fixed charges (including
  interest on deposits)........................      2.04x      2.02x  2.45x  1.92x  1.60x  1.50x
Ratio of income to combined fixed charges
  including preferred stock dividends
  (excluding interest on deposits).............      2.66x      2.66x  3.34x  2.50x  1.93x  1.77x
Ratio of income to combined fixed charges
  including preferred stock dividends
  (including interest on deposits).............      2.03x      2.01x  2.43x  1.90x  1.59x  1.49x

WHAT IS THE ROLE OF CITIGROUP FUNDING'S AFFILIATE, CITIGROUP GLOBAL MARKETS
INC.?

     Our affiliate, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the SEQUINS and is expected to receive compensation for activities and service provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the SEQUINS to create a secondary market for holders of the SEQUINS, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets Inc. will also act as calculation agent for the SEQUINS.

CAN YOU TELL ME MORE ABOUT THE EFFECT OF CITIGROUP FUNDING'S HEDGING ACTIVITY?

     We expect to hedge our obligations under the SEQUINS through one or more of our affiliates. This hedging activity will likely involve trading in Texas Instruments common stock or in other instruments, such as options or swaps, based upon Texas Instruments common stock. This hedging activity could affect the market price of Texas Instruments common stock and therefore the market value of the SEQUINS. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your SEQUINS in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the SEQUINS declines. You should refer to "Risk Factors Relating to the SEQUINS -- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" and " -- The Price at Which You Will Be Able to Sell Your SEQUINS Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest" in this prospectus supplement and "Use of Proceeds and Hedging" in the accompanying prospectus.

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE SEQUINS?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the SEQUINS. Plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh plans, will be permitted to purchase or hold the SEQUINS, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the SEQUINS.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT IN THE SEQUINS?

     Yes, the SEQUINS are subject to a number of risks. Please refer to the section "Risk Factors Relating to the SEQUINS" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by Citigroup with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-9924), are incorporated herein by reference:
(i) Annual Report on Form 10-K for the year ended December 31, 2004, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and (iii) Current Reports on Form 8-K filed on January 14, 2005, January 19, 2005, January 20, 2005, January 21, 2005, January 24, 2005, January 31, 2005, February 4,
2005, February 11, 2005, February 22, 2005, March 2, 2005, March 15, 2005, March
16, 2005, April 14, 2005, April 15, 2005, April 20, 2005, May 2, 2005, May 18,
2005, May 24, 2005, May 26, 2005, May 31, 2005, June 1, 2005, June 2, 2005, June
6, 2005, June 7, 2005, June 9, 2005, June 10, 2005, June 16, 2005 and June 17,
2005.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the world wide web on the internet at http://www.sec.gov.

                      RISK FACTORS RELATING TO THE SEQUINS

     Because the terms of the SEQUINS differ from those of conventional debt securities in that the maturity payment will be made in shares of Texas Instruments common stock, unless the SEQUINS are called by us, an investment in the SEQUINS entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of Texas Instruments common stock, and other events that are difficult to predict and beyond our control.

YOUR INVESTMENT IN THE SEQUINS MAY RESULT IN A LOSS IF THE TRADING PRICE OF TEXAS INSTRUMENTS COMMON STOCK DECLINES

     The maturity payment will be made in Texas Instruments common stock, unless the SEQUINS are called by us. As a result, the value of the shares of Texas Instruments common stock you receive at maturity may be less than the amount you paid for your SEQUINS, except to the extent of the interest payable on the SEQUINS. If at maturity the trading price of Texas Instruments common stock is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS will be less than the $10 you pay for each SEQUINS, and could be zero, in which case your investment in the SEQUINS will result in a loss, again except to the extent of the interest payable on the SEQUINS. This will be true even if the trading price of Texas Instruments common stock exceeds the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public at one or more times during the life of the SEQUINS but the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

THE SEQUINS ARE SUBJECT TO BEING CALLED AT OUR OPTION, WHICH LIMITS YOUR PARTICIPATION IN ANY APPRECIATION IN THE PRICE OF TEXAS INSTRUMENTS COMMON STOCK

     We may call all of the SEQUINS on any business day beginning           ,
2006 through and including one business day before the maturity date. In the event that we call the SEQUINS, you will receive only the call price and any accrued and unpaid interest to and including the call date, and you will not be entitled to receive shares of Texas Instruments common stock at maturity. The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a total yield
to call of more than   % per annum (compounded annually), even though you will
be subject to the full risk of a decline in the price of Texas Instruments common stock.

YOUR RETURN MAY BE LIMITED AND WILL NOT BE IDENTICAL TO THE RETURN OF OWNING TEXAS INSTRUMENTS COMMON STOCK

     As a result of our right to call the SEQUINS, your return on the SEQUINS may be less than your return on a direct investment in Texas Instruments common stock or on a similar security that was directly linked to Texas Instruments common stock and allowed you to participate more fully in the appreciation of the price of Texas Instruments common stock. In addition, your return on the SEQUINS will not reflect the return you would realize if you actually owned Texas Instruments common stock and received the dividends, if any, paid on Texas Instruments common stock. You will not be entitled to receive dividends, if any, paid on Texas Instruments common stock unless and until you actually hold Texas Instruments common stock on the applicable record date for the payment of a dividend.

THE YIELD ON THE SEQUINS MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The SEQUINS bear interest at the rate of   % per annum. As a result, if the
trading price of Texas Instruments common stock at maturity is less than
approximately $     (resulting in you receiving stock with a value at maturity that is less than the principal amount of your SEQUINS), the effective yield on the SEQUINS may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding of comparable maturity.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR SEQUINS PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of the SEQUINS in the secondary market will be affected by the supply of and demand for the SEQUINS, the value of Texas Instruments common stock and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the SEQUINS of a change in a specific factor, assuming all other conditions remain constant.

     TEXAS INSTRUMENTS COMMON STOCK PRICE. We expect that the market value of the SEQUINS will depend substantially on the amount, if any, by which the price of Texas Instruments common stock changes from the initial share price of $
.. However, changes in the price of Texas Instruments common stock may not always be reflected, in full or in part, in the market value of the SEQUINS. If you choose to sell your SEQUINS when the price of Texas Instruments common stock exceeds the initial share price, you may receive substantially less than the amount that would be payable at maturity based on that price because of expectations that the price of Texas Instruments common stock will continue to fluctuate from that time until we exercise our call option or until the maturity date. In addition, significant increases in the value of Texas Instruments common stock are not likely to be reflected in the trading price of the SEQUINS because the amount payable at maturity on each SEQUINS is generally limited by
our ability to call the SEQUINS at any time beginning on           , 2006, for a
call price that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to call of
  % per annum (compounded annually). If you choose to sell your SEQUINS when the price of Texas Instruments common stock is below the initial share price, you may receive less than the amount you originally invested.

     The value of Texas Instruments common stock will be influenced by Texas Instruments' results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Texas Instruments is a part. Citigroup Funding's hedging activities in Texas Instruments common stock, the issuance of securities similar to the SEQUINS and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of Texas Instruments common stock.

     VOLATILITY OF TEXAS INSTRUMENTS COMMON STOCK. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of Texas Instruments common stock changes during the term of the SEQUINS, the market value of the SEQUINS may decrease.

     CALL FEATURE.  Our ability to call the SEQUINS on any business day
beginning on           , 2006 through and including one business day before the
maturity date is likely to limit their value. We believe that if we did not have the right to call the SEQUINS, their value could be significantly different.

     EVENTS INVOLVING TEXAS INSTRUMENTS. General economic conditions and earnings results of Texas Instruments and real or anticipated changes in those conditions or results may affect the market value of the SEQUINS. In addition, if the dividend yield on Texas Instruments common stock increases, we expect that the value of the SEQUINS may decrease because the value of any shares you will receive at maturity if we do not call the SEQUINS will not reflect the value of such dividend payments. Conversely, if the dividend yield on Texas Instruments common stock decreases, we expect that the value of the SEQUINS may increase.

     INTEREST RATES. We expect that the market value of the SEQUINS will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the SEQUINS may decrease, and if U.S. interest rates decrease, the market value of the SEQUINS may increase.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the SEQUINS may trade at a value above or below that which would be expected based on the level of interest rates and the value of Texas Instruments common stock the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of Texas Instruments common stock during the period prior to the maturity of the SEQUINS. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the SEQUINS.

     HEDGING ACTIVITIES. Hedging activities in Texas Instruments common stock by one or more of our affiliates will likely involve trading in Texas Instruments common stock or in other instruments, such as options or swaps, based upon Texas Instruments common stock. This hedging activity could affect the market price of Texas Instruments common stock and therefore the market value of the SEQUINS. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the SEQUINS declines.

     CITIGROUP FUNDING AND CITIGROUP'S CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results or those of Citigroup may affect the market value of the SEQUINS.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the SEQUINS attributable to another factor, such as an increase in the value of Texas Instruments common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the SEQUINS of a given change in most factors listed above will be less if it occurs later in the term of the SEQUINS than if it occurs earlier in the term of the SEQUINS.

THE HISTORICAL PERFORMANCE OF TEXAS INSTRUMENTS COMMON STOCK IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF TEXAS INSTRUMENTS COMMON STOCK

     The historical price of Texas Instruments common stock, which is included in this prospectus supplement, should not be taken as an indication of the future performance of Texas Instruments common stock during the term of the SEQUINS. Changes in the price of Texas Instruments common stock will affect the trading price of the SEQUINS, but it is impossible to predict whether the price of Texas Instruments common stock will rise or fall.

YOU WILL HAVE NO RIGHTS AGAINST TEXAS INSTRUMENTS PRIOR TO RECEIVING ANY SHARES OF TEXAS INSTRUMENTS COMMON STOCK AT MATURITY IF WE DO NOT CALL THE SEQUINS

     If we do not call the SEQUINS, you will have no rights against Texas Instruments prior to receiving shares of Texas Instruments common stock at maturity, even though

     - you will receive Texas Instruments common stock at maturity; and

     - the market value of the SEQUINS is expected to depend primarily on the price of Texas Instruments common stock.

     Texas Instruments is not in any way involved in this offering and has no obligations relating to the SEQUINS or to holders of the SEQUINS. In addition, you will have no voting rights and will receive no dividends with respect to Texas Instruments common stock unless and until you receive shares of Texas Instruments common stock at maturity.

THE VALUE OF ANY SHARES OF TEXAS INSTRUMENTS COMMON STOCK RECEIVED AT MATURITY MAY BE REDUCED UNDER SOME CIRCUMSTANCES IF TEXAS INSTRUMENTS COMMON STOCK IS DILUTED BECAUSE THE EXCHANGE RATIO WILL NOT BE ADJUSTED FOR ALL EVENTS THAT DILUTE TEXAS INSTRUMENTS COMMON STOCK

     The exchange ratio is subject to adjustment for a number of events arising from stock splits and combinations, stock dividends, a number of other actions of Texas Instruments that modify its capital structure and a number of other transactions involving Texas Instruments, as well as for the liquidation, dissolution or winding up of Texas Instruments. You should refer to the section "Description of the SEQUINS -- Dilution Adjustments" in this prospectus supplement. The exchange ratio will not be adjusted for other events that may adversely affect the price of Texas Instruments common stock, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the exchange ratio to the price of Texas Instruments common stock, these other events may reduce the value of the shares of Texas Instruments common stock received at maturity for each SEQUINS.

YOU MAY NOT BE ABLE TO SELL YOUR SEQUINS IF AN ACTIVE TRADING MARKET FOR THE SEQUINS DOES NOT DEVELOP

     There is currently no secondary market for the SEQUINS. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the SEQUINS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the SEQUINS. If the secondary market for the SEQUINS is limited, there may be few buyers should you choose to sell your SEQUINS prior to maturity and this may reduce the price you receive.

THE MARKET VALUE OF THE SEQUINS MAY BE AFFECTED BY PURCHASES AND SALES OF TEXAS INSTRUMENTS COMMON STOCK OR DERIVATIVE INSTRUMENTS RELATED TO TEXAS INSTRUMENTS COMMON STOCK BY AFFILIATES OF CITIGROUP FUNDING

     Citigroup Funding's affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell Texas Instruments common stock or derivative instruments relating to Texas Instruments common stock for their own accounts in connection with their normal business practices. These transactions could affect the price of Texas Instruments common stock and therefore the market value of the SEQUINS.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP FUNDING, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the SEQUINS, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

CITIGROUP FUNDING'S HEDGING ACTIVITY COULD RESULT IN A CONFLICT OF INTEREST

     We expect to hedge our obligations under the SEQUINS through one or more of our affiliates. This hedging activity will likely involve trading in Texas Instruments common stock or in other instruments, such as options or swaps, based upon Texas Instruments common stock. This hedging activity may present a conflict between your interest in the SEQUINS and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the market price of Texas Instruments common stock and therefore the market value of the SEQUINS. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your SEQUINS in the secondary market. Since hedging our obligation under the SEQUINS involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the SEQUINS declines.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SEQUINS ARE UNCERTAIN

     No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service with respect to the SEQUINS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under "Certain United States Federal Income Tax Considerations" in this prospectus supplement.

                           DESCRIPTION OF THE SEQUINS

     The description in this prospectus supplement of the particular terms of
the   % Select EQUity Indexed NoteS Based Upon the Common Stock of Texas
Instruments Incorporated Due           , 2006 supplements, and to the extent
inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Select EQUity Indexed NoteS (SEQUINS(SM)) based upon the common stock of Texas Instruments Incorporated (the "SEQUINS") are a series of debt securities issued by Citigroup Funding under the senior debt indenture described in the accompanying prospectus, payments on which are fully and unconditionally guaranteed by Citigroup. The aggregate principal amount of SEQUINS issued will
be $          (          SEQUINS). The SEQUINS will mature on           , 2006,
will constitute part of the senior debt of Citigroup Funding and will rank on an equal basis with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the SEQUINS will rank on an equal basis with all other unsecured and unsubordinated debt of Citigroup. The SEQUINS are not principal protected. The SEQUINS will be issued only in fully registered form and in denominations of $10 per SEQUINS and integral multiples thereof.

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of Texas Instruments common stock equal to the exchange ratio described below. The value of the shares of Texas Instruments common stock you receive at maturity will depend on the trading price of Texas Instruments common stock at the maturity date. The value of the shares of Texas Instruments common stock you receive at maturity will be less than your investment in the SEQUINS if the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. You will not in any case receive the benefit of an increase in the price of Texas Instruments common stock or receive a payment at maturity greater than your investment unless we call the SEQUINS as described below or unless at maturity the trading price of Texas Instruments common stock is greater than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. In addition, the opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS
will never result in a total yield to call of more than   % per annum
(compounded annually).

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the SEQUINS and of the senior debt indenture under which the SEQUINS will be issued.

INTEREST

     The SEQUINS bear interest at the rate of   % per annum. We will pay
interest in cash quarterly on the      day of each February, May, August and
November, commencing on November   , 2005.

     Interest will be payable to the persons in whose names the SEQUINS are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the SEQUINS will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

PAYMENT AT MATURITY

     If we do not call the SEQUINS, at maturity you will receive for each SEQUINS the final quarterly interest payment and a number of shares of Texas Instruments common stock equal to the exchange ratio.

     As a result, if the trading price of Texas Instruments common stock at maturity is less than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public, the value of Texas Instruments common stock you receive at maturity for each SEQUINS will be less than $10 and could be zero. You will not in any case receive at maturity a number of shares of Texas Instruments common stock with a value of more than $10 unless at maturity the trading price of Texas Instruments common stock is greater than the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public.

     In lieu of any fractional share of Texas Instruments common stock otherwise payable in respect of any SEQUINS, at maturity you will receive an amount in cash equal to the value of such fractional share. The number of full shares of Texas Instruments common stock, and any cash in lieu of a fractional share, to be delivered at maturity to each holder will be calculated based on the aggregate number of SEQUINS held by each holder.

     The exchange ratio will equal $10 divided by the price per share of Texas Instruments common stock at the market close on the date the SEQUINS are priced for initial sale to the public. We will disclose the exchange ratio to you in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS.

CALL OPTION

     We may call the SEQUINS in whole, but not in part, on any business day
beginning on           , 2006 through and including one business day before the
maturity date. We will provide at least three business days' notice (as described below) before the date we call the SEQUINS (which we refer to as the call date).

     If we exercise our call option, you will receive for each SEQUINS a call price in cash that, together with all other payments made on the SEQUINS from the date of issuance to and including the call date, will provide a yield to
call of   % per annum (compounded annually). The call price will be calculated by determining the amount that, when discounted from the call date to the date of issuance of the SEQUINS by a discount factor based on an annual yield to call
of   % (calculated on the basis of a 360-day year of twelve 30-day months, compounded annually) and added to the present value of all interest payments made to and including the call date discounted to the date of issuance of the SEQUINS by that same discount factor, will equal $10, the principal amount of each SEQUINS. The actual yield to call will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. The present value of each interest payment on the SEQUINS used to determine the call price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a business day and, as a result, the payment being delayed until the next succeeding business day. Any delay will not be taken into account when calculating the call price. The call price will be rounded to the fourth decimal place and will not include the amount of unpaid interest accrued to and including the call date; however, on the call date you will receive the call price plus an amount equal to the accrued and unpaid interest.

     The opportunity to participate in the possible increases in the price of Texas Instruments common stock through an investment in the SEQUINS is limited because the amount you receive if we call the SEQUINS will never result in a
total yield to call of more than   % per annum (compounded annually), even
though you will be subject to the full risk of a decline in the price of Texas Instruments common stock.

     So long as the SEQUINS are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the SEQUINS are no longer represented by global securities and are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

HYPOTHETICAL CALL PRICES

     The following table sets forth the month-end, mid-month, first and last hypothetical call prices from January 30, 2006 through August 11, 2006, based on the assumptions specified below. The actual first and last call prices will be determined on the date the SEQUINS are priced for initial sale to the public and will be disclosed in the final prospectus supplement delivered to you in connection with the sale of the SEQUINS. If we elect to exercise our call option, the call price will be disclosed in the notice we deliver to DTC in connection with our call of the SEQUINS. Terms used for the purpose of illustration are hypothetical only. Actual terms will be set on the date the SEQUINS are priced for initial sale to the public and may vary from the examples provided.

     This table assumes the following hypothetical information:

    - date of issuance:       July 29, 2005

    - principal amount:       $10 per SEQUINS

    - interest rate:          7% per year

    - interest payment date:  On the 14th day of each February, May, August and November, commencing on November 14, 2005

    - yield to call:          11.50% (computed on the basis of a 360-day year of twelve
                              30-day months, compounded annually)

    - maturity date:          August 14, 2006

                                                                 HYPOTHETICAL       HYPOTHETICAL
                                              HYPOTHETICAL    INTEREST PAYABLE ON   FINAL AMOUNT
                                             CALL PRICE PER      CALL DATE PER      PAYABLE PER
HYPOTHETICAL CALL DATE                          SEQUINS             SEQUINS           SEQUINS
----------------------                       --------------   -------------------   ------------
January 30, 2006 (hypothetical first call
  date)....................................     10.2059             0.1478            10.3536
February 15, 2006..........................     10.2237             0.0019            10.2257
February 28, 2006..........................     10.2387             0.0272            10.2659
March 15, 2006.............................     10.2586             0.0603            10.3188
March 31, 2006.............................     10.2775             0.0914            10.3689
April 17, 2006.............................     10.2967             0.1225            10.4192
April 28, 2006.............................     10.3100             0.1439            10.4539
May 15, 2006...............................     10.3308             0.0019            10.3327
May 31, 2006...............................     10.3498             0.0331            10.3828
June 15, 2006..............................     10.3666             0.0603            10.4269
June 30, 2006..............................     10.3848             0.0894            10.4743
July 17, 2006..............................     10.4057             0.1225            10.5282
July 31, 2006..............................     10.4232             0.1497            10.5729
August 11, 2006 (hypothetical final call
  date)....................................     10.4357             0.1692            10.6049

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The SEQUINS are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

DILUTION ADJUSTMENTS

     The exchange ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the number and value of shares of Texas Instruments common stock you may receive at maturity. Citigroup Global Markets Inc., as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

     If Texas Instruments, after the closing date of the offering of the SEQUINS,

     (1) pays a stock dividend or makes a distribution with respect to its common stock in shares of the stock,

     (2) subdivides or splits the outstanding shares of its common stock into a greater number of shares,

     (3) combines the outstanding shares of the common stock into a smaller number of shares, or

     (4) issues by reclassification of shares of its common stock any shares of other common stock of Texas Instruments,

then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of such other common stock of Texas Instruments, and the denominator of which will be the number of shares of common stock outstanding immediately before the event.

     If Texas Instruments, after the closing date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the exchange ratio will be further adjusted to equal the exchange ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

     If Texas Instruments, after the closing date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph and excluding any issuance or distribution to all holders of its common stock, in the form of Marketable Securities, of capital stock of one or more of its subsidiaries, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries' securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of the common stock, and the denominator of which will be the Then-Current Market Price of one share of the common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital stock, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of common stock. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of Texas Instruments common stock consists, in whole or in part, of marketable securities, then the fair market value of such marketable securities will be determined by the calculation agent by reference to the price per share of such capital stock on the principal market on which it is traded as of the time the adjustment is effected. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

     Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one share of common stock and each holder of the SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such fair market value.

     If Texas Instruments, after the closing date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the exchange ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

     For purposes of these adjustments:

     A "Permitted Dividend" is any cash dividend in respect of Texas Instruments common stock, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%.

     An "Excess Purchase Payment" is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Texas Instruments, with respect to one share of common stock acquired in a tender offer or exchange offer by Texas Instruments, over (y) the Then-Current Market Price of the common stock.

     Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the maturity payment will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date the dilution adjustment would otherwise be effected as described below, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one share of Texas Instruments common stock and each holder of the

SEQUINS will have the right to receive at maturity cash in an amount per SEQUINS equal to the exchange ratio multiplied by such sum.

     If Texas Instruments, after the closing date, issues or makes a distribution to all holders of its common stock of the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, each holder of the SEQUINS will receive at maturity for each SEQUINS a combination of shares of Texas Instruments common stock equal to the exchange ratio and a number of shares of such Texas Instruments subsidiaries' capital stock equal to the exchange ratio times the number of shares of such subsidiaries' capital stock distributed per share of Texas Instruments common stock. In the event a distribution pursuant to this paragraph occurs, following the record date for such distribution, the adjustments described in "-- Dilution Adjustments" will also apply to such subsidiaries' capital stock if any of the events described in "-- Dilution Adjustments" occurs with respect to such capital stock.

     Each dilution adjustment will be effected as follows:

     - in the case of any dividend, distribution or issuance, at the opening of business on the business day next following the record date for determination of holders of Texas Instruments common stock entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Texas Instruments;

     - in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction;

     - in the case of any Excess Purchase Payment for which Texas Instruments announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement; and

     - in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

     All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the exchange ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Texas Instruments, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the exchange ratio will be further adjusted to the exchange ratio which would then have been in effect had adjustment for the event not been made. If any Reorganization Event, as described below, occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the exchange ratio will not be rescinded but will be applied to the new exchange ratio provided for below.

     The "Then-Current Market Price" of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the business day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the calculation agent in the event of a Market Disruption Event, as described in the definition of Closing Price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring.

     The "Closing Price" of Texas Instruments common stock (or any other security for which a Closing Price must be determined) on any date of determination will be (1) if the common stock or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal U.S. exchange on which the common stock or other security is listed or admitted to trading, (2) if the common stock or other security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is listed or admitted to trading on such exchange), and the common stock or other security is quoted on the Nasdaq National Market, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date as reported on the Nasdaq, and (3) if the common stock or other security is not quoted on the Nasdaq on that date of determination or, if the closing sale price or last reported sale price is not obtainable (even if the common stock or other security is quoted on the Nasdaq), the last quoted bid price for the common stock in the over-the-counter market on that date as reported by the OTC Bulletin Board, the National Quotation Bureau or a similar organization. If no closing sale price or last reported sale price is available pursuant to clauses
(1), (2) or (3) of the preceding sentence or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the calculation agent as described in the preceding paragraph, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the common stock or other security obtained from as many dealers in such security (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. A security "quoted on the Nasdaq National Market" will include a security included for listing or quotation in any successor to such system and the term "OTC Bulletin Board" will include any successor to such service.

     A "Trading Day" means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

     The "Ex-Date" with respect to any dividend, distribution or issuance is the first date on which the shares of the common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

     A "Market Disruption Event" means the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of, (1) the shares of Texas Instruments common stock on any exchange or market, or (2) any options contracts or futures contracts relating to the shares of Texas Instruments common stock, or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

     In the event of any of the following "Reorganization Events":

     - any consolidation or merger of Texas Instruments, or any surviving entity or subsequent surviving entity of Texas Instruments, with or into another entity, other than a merger or consolidation in which Texas Instruments is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation is not exchanged for cash, securities or other property of Texas Instruments or another issuer;

     - any sale, transfer, lease or conveyance to another corporation of the property of Texas Instruments or any successor as an entirety or substantially as an entirety;

     - any statutory exchange of securities of Texas Instruments or any successor of Texas Instruments with another issuer, other than in connection with a merger or acquisition; or

     - any liquidation, dissolution or winding up of Texas Instruments or any successor of Texas Instruments, each holder of the SEQUINS will have the right to receive a maturity payment per SEQUINS of (i) cash in an amount equal to the exchange ratio multiplied by the sum of clauses (1) and (2) in the definition of "Transaction Value" below and
(ii) the number of Marketable Securities received for each share of stock in the Reorganization Event multiplied by the exchange ratio.

The "Transaction Value" will be the sum of:

          (1) for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

          (2) for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

          (3) for any Marketable Securities received in a Reorganization Event, an amount equal to the Closing Price per share of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

     "Marketable Securities" are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange or reported by the Nasdaq Stock Market. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause
(3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and maturity that would have required an adjustment as described above, had it occurred with respect to Texas Instruments common stock or Texas Instruments. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any SEQUINS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the SEQUINS will be determined by the calculation agent and will equal, for each SEQUINS, a number of shares of Texas Instruments common stock equal to the exchange ratio, calculated as though the maturity of the SEQUINS was the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding, the beneficial owner of a SEQUINS will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code the claim of the beneficial owner of a SEQUINS will be capped at the cash equivalent of the payment at maturity calculated as though the maturity date of the SEQUINS were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of the SEQUINS at % per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the SEQUINS, the SEQUINS will bear interest, payable upon demand of the beneficial owners of the SEQUINS in accordance with the terms of the SEQUINS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly
provided for, at the rate of   % per annum on the unpaid amount (or the cash
equivalent of such unpaid amount) due.

BOOK-ENTRY SYSTEM

     Upon issuance, all SEQUINS will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for SEQUINS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the SEQUINS through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the section "Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed to Citigroup Funding, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the SEQUINS will be made by Citigroup Global Markets Inc. in same-day funds. All call price payments and all interest payments will be paid by Citigroup Funding in same-day funds so long as the SEQUINS are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the SEQUINS will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding and the holders of the SEQUINS. Because the calculation agent is an affiliate of Citigroup Funding, potential conflicts of interest may exist between the calculation agent and the holders of the SEQUINS, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the SEQUINS. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

                         TEXAS INSTRUMENTS INCORPORATED

GENERAL

     According to publicly available documents, Texas Instruments Incorporated makes, markets and sells high-technology components and systems. The company has three separate business segments: Semiconductor; Sensors & Controls; and Educational & Productivity Solutions. Texas Instruments is currently subject to the informational requirements of the Securities Exchange Act. Accordingly, Texas Instruments files reports (including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005), proxy statements and other information with the SEC. Texas Instruments' registration statements, reports, proxy statements and other information may be inspected and copied at offices of the SEC at the locations listed in the section "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus.

     Citigroup Funding has not participated in the preparation of Texas Instruments' publicly available documents and has not made any due diligence investigation or inquiry of Texas Instruments in connection with the offering of the SEQUINS. We make no representation that the publicly available information about Texas Instruments is accurate or complete.

     The SEQUINS represent obligations of Citigroup Funding only. Texas Instruments is not involved in any way in this offering and has no obligation relating to the SEQUINS or to holders of the SEQUINS.

     HISTORICAL DATA ON THE COMMON STOCK OF TEXAS INSTRUMENTS INCORPORATED

     The common stock is quoted on the New York Stock Exchange under the symbol "TXN." The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Texas Instruments common stock, as reported on the New York Stock Exchange, and adjusted to reflect stock splits, as well as the dividends paid per share of Texas Instruments common stock.

                                                           HIGH       LOW     DIVIDEND
                                                          -------   -------   --------
2000
Quarter
  First.................................................  99.7500   45.2500   0.02125
  Second................................................  90.0000   60.1250   0.02125
  Third.................................................  74.5000   46.6250   0.02125
  Fourth................................................  53.1875   35.0000   0.02125
2001
Quarter
  First.................................................  54.6875   28.5500   0.02125
  Second................................................  42.9000   26.2800   0.02125
  Third.................................................  38.4100   20.1500   0.02125
  Fourth................................................  34.4000   22.7500   0.02125
2002
Quarter
  First.................................................  35.9100   25.3000   0.02125
  Second................................................  34.8500   22.1500   0.02125
  Third.................................................  27.2500   14.2500   0.02125
  Fourth................................................  21.4500   13.1000   0.02125
2003
Quarter
  First.................................................  18.7500   13.9000   0.02125
  Second................................................  21.9800   16.0500   0.02125
  Third.................................................  26.1000   17.2100   0.02125
  Fourth................................................  31.2500   22.8700   0.02125
2004
Quarter
  First.................................................  33.9800   26.8000   0.02125
  Second................................................  30.9800   22.9400   0.02125
  Third.................................................  24.0800   18.0600   0.02125
  Fourth................................................  25.7900   20.5600   0.02500
2005
Quarter
  First.................................................  27.7800   20.7000   0.02500
  Second (through June 22, 2005)........................  28.3700   22.5100   0.02500

     The closing price of the common stock on June 22, 2005 was $28.34.

     According to the Texas Instruments' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, as of March 31, 2005, there were 1,662,164,848 shares of common stock outstanding. During the period reflected in the above table, Texas Instruments split its common stock 2 for 1 on May 22, 2000. The data appearing in the above table have been adjusted to reflect this stock split.

     Holders of SEQUINS will not be entitled to any rights with respect to Texas Instruments common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of Texas Instruments common stock at maturity.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of U.S. federal income tax consequences material to the purchase, ownership and disposition of SEQUINS. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to the decision to purchase SEQUINS by any particular investor, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a person that is (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the SEQUINS (a "U.S. Holder"). This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that will hold SEQUINS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iii) persons whose functional currency is not the U.S. dollar or (iv) persons that do not hold SEQUINS as capital assets.

     This summary does not address tax consequences specific to the Texas Instruments common stock except where otherwise stated. Before acquiring SEQUINS, prospective investors should consult other publicly available sources of information concerning the tax treatment of the Texas Instruments common stock.

     No statutory, judicial or administrative authority directly addresses the characterization of the SEQUINS or instruments similar to the SEQUINS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the SEQUINS are not certain. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the SEQUINS and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SEQUINS SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SEQUINS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

TAX CHARACTERIZATION OF THE SEQUINS

     In purchasing a SEQUINS, each holder agrees with Citigroup Funding that Citigroup Funding and such holder intend to treat a SEQUINS for U.S. federal income tax purposes as a forward purchase contract to purchase Texas Instruments common stock at maturity (including as a result of acceleration or otherwise), under the terms of which contract (a) at the time of issuance of the SEQUINS the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the SEQUINS to assure the fulfillment of the holder's purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied at maturity to satisfy such obligation, (b) until maturity Citigroup Funding will be obligated to pay interest on such deposit at a rate equal to the stated rate of interest on the SEQUINS as compensation to the holder for Citigroup Funding's use of such cash deposit during the term of the SEQUINS and (c) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder's obligation under the forward purchase contract and Citigroup Funding will deliver to the holder the number of shares of Texas Instruments common stock that the holder is entitled to receive at that time pursuant to the terms of the SEQUINS (subject to Citigroup Funding's right to deliver cash if it exercises its right to call the SEQUINS prior to maturity). (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the SEQUINS, but instead will be commingled with Citigroup Funding's other assets and applied in a manner consistent with the "Use of Proceeds" in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Funding in respect of the original issue of a SEQUINS will be treated as allocable in their entirety to the amount of the cash deposit attributable to such SEQUINS, and (ii) amounts denominated as interest that are payable with respect to the SEQUINS will be characterized as interest payable on the amount of such deposit, includible annually in the income of a U.S. Holder as interest income in accordance with such holder's method of accounting.

     Under the above characterization of the SEQUINS, if Citigroup Funding delivers Texas Instruments common stock at maturity, a U.S. Holder will recognize no gain or loss on the purchase of the Texas Instruments common stock by application of the monies received by Citigroup Funding in respect of the SEQUINS. A U.S. Holder will have a tax basis in such stock equal to the U.S. Holder's tax basis in the SEQUINS (less the portion of the tax basis of the SEQUINS allocable to any fractional share, as described in the next paragraph). A U.S. Holder's tax basis in the SEQUINS generally will equal such Holder's cost for that SEQUINS.

     A U.S. Holder will recognize gain or loss (which may be treated as short-term capital gain or loss without regard to such Holder's holding period for the SEQUINS) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the SEQUINS allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the holder). If, as a result of one or more dilution adjustments, at maturity Citigroup Funding delivers any combination of cash and Marketable Securities, pursuant to the U.S. Holder's purchase obligation under the SEQUINS, although not free from doubt, the U.S. Holder should allocate its cash deposit pro rata to the cash and Marketable Securities received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder's basis in any Marketable Securities received would equal the pro rata portion of its deposit allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

     Upon the exercise by Citigroup Funding of its right to call the SEQUINS prior to maturity or the sale or other taxable disposition of a SEQUINS by a U.S. Holder, the Holder generally will recognize short-term capital gain or loss equal to the difference between the amount realized as a result of the call, sale or other taxable disposition (less any accrued but unpaid interest, which will be taxable as such) and the U.S. Holder's tax basis in the SEQUINS. Such gain or loss will be long-term capital gain or loss, however, if the U.S. Holder has held the SEQUINS for more than one year at the time of disposition.

     It is possible that the IRS could seek to characterize the SEQUINS in a manner that results in tax consequences different from those described above. Under alternative characterizations of the SEQUINS, it is possible, for example, that a SEQUINS could be treated as a contingent payment debt instrument, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the SEQUINS could differ substantially.

     Some or all of the net long-term capital gain arising from certain "constructive ownership" transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any such ordinary income. These rules have no immediate application to forward contracts in respect of the stock of most corporations, including the SEQUINS transaction. The rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of "constructive ownership" transactions to include forward contracts in respect of the stock of all corporations. The rules separately also direct the Treasury to promulgate regulations excluding a forward contract that does not convey "substantially all" of the economic return on an underlying asset from the scope of "constructive ownership" transactions. This category may include the SEQUINS transaction. It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

NON-UNITED STATES PERSONS

     A "Non-U.S. Holder" is a holder of the SEQUINS that is a non-resident alien individual or a foreign corporation.

     In the case of a Non-U.S. Holder of the SEQUINS, payments made with respect to the SEQUINS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the SEQUINS by a Non-U.S. Holder generally will not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

     A Non-U.S. Holder that is subject to U.S. federal income taxation on a net income basis with respect to its investment in the SEQUINS should see the discussion relating to U.S. Holders of the SEQUINS, above.

ESTATE TAX

     If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, the Note may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the SEQUINS.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A holder of the SEQUINS, including a Non-U.S. Holder, may be subject to information reporting and to backup withholding with respect to certain amounts paid to the holder unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated May 3, 2005, govern the sale and purchase of the SEQUINS. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Funding, and Citigroup
Funding has agreed to sell to Citigroup Global Markets Inc., $     principal
amount of SEQUINS (     SEQUINS), payments on which are fully and
unconditionally guaranteed by Citigroup.

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the SEQUINS included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the SEQUINS if it purchases any of the SEQUINS.

     Citigroup Global Markets Inc. proposes to offer some of the SEQUINS directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the SEQUINS to dealers at the public
offering price less a concession not to exceed $     per SEQUINS. Citigroup
Global Markets Inc. may allow, and these dealers may reallow, a concession not
to exceed $     per SEQUINS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services, a broker-dealer affiliated with Citigroup Global Markets Inc., acting as agent. Citicorp Investment Services will receive as remuneration a portion of the underwriting discount set forth on
the cover of this prospectus supplement equal to $     per SEQUINS for the
SEQUINS it sells. If all of the SEQUINS are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Funding has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the SEQUINS, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Funding, in each case that are substantially similar to the SEQUINS or any security convertible into or exchangeable for the SEQUINS or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the SEQUINS. Consequently, the initial public offering price for the SEQUINS was determined by negotiations among Citigroup Funding and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the SEQUINS will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the SEQUINS will develop and continue after this offering.

     Citigroup Funding will apply to list the SEQUINS on the American Stock Exchange under the symbol "CXZ."

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell SEQUINS and Texas Instruments common stock in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of SEQUINS in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of SEQUINS or Texas Instruments common stock made for the purpose of preventing a decline in the market price of the SEQUINS or Texas Instruments common stock while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the SEQUINS. They may also cause the price of the SEQUINS to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     In order to hedge its obligations under the SEQUINS, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections "Risk Factors Relating to the SEQUINS -- The Market Value of the SEQUINS May Be Affected by Purchases and Sales of Texas Instruments Common Stock or Derivative Instruments Related to Texas Instruments Common Stock by Affiliates of Citigroup Funding" and "-- Citigroup Funding's Hedging Activity Could Result in a Conflict of Interest" in this prospectus supplement and the section "Use of Proceeds and Hedging" in the accompanying prospectus.

     We estimate that our total expenses for this offering will be $      .

     Citigroup Global Markets Inc. is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Funding's broker-dealer affiliates in connection with offers and sales of the SEQUINS (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these affiliates may act as principal or agent in these transactions. None of these affiliates is obligated to make a market in the SEQUINS and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the SEQUINS or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the SEQUINS through and including the date of disposition of such SEQUINS that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R. 2510.3-101 or otherwise, or (iii) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e) (1) of the Internal Revenue Code of 1986, as amended (the "Code"), that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the SEQUINS.

                                 LEGAL MATTERS

     The validity of the SEQUINS and certain matters relating thereto will be passed upon for Citigroup Funding and Citigroup by John R. Dye, Esq. Mr. Dye, General Counsel -- Capital Markets of Citigroup and legal counsel to Citigroup Funding, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriter by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has also acted as special tax counsel to Citigroup Funding and Citigroup in connection with the SEQUINS. Cleary Gottlieb Steen & Hamilton LLP has from time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Funding, and may do so in the future.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                                TABLE OF CONTENTS

                                                                            PAGE
                              PROSPECTUS SUPPLEMENT
Summary                                                                      S-2
Summary Information -- Q&A                                                   S-3
Incorporation of Certain Documents by Reference                              S-8
Risk Factors Relating to the SEQUINS                                         S-9
Description of the SEQUINS                                                  S-13
Texas Instruments Incorporated                                              S-22
Historical Data on the Common Stock of Texas
  Instruments Incorporated                                                  S-23
Certain United States Federal Income Tax
  Considerations                                                            S-24
Underwriting                                                                S-27
ERISA Matters                                                               S-28
Legal Matters                                                               S-28

                                   PROSPECTUS

Prospectus Summary                                                             1
Ratio of Earnings to Fixed Charges and Ratio
  of Income to Combined Fixed Charges
  Including Preferred Stock Dividends                                          4
Forward-Looking Statements                                                     6
Citigroup Inc.                                                                 7
Citigroup Funding Inc.                                                         7
Use of Proceeds and Hedging                                                    8
Description of Debt Securities                                                 9
Description of Index Warrants                                                 18
Description of Debt Security and Index
Warrant Units                                                                 21
Book-Entry Procedures and Settlement                                          22
Limitations on Issuances in Bearer Form                                       24
Plan of Distribution                                                          25
ERISA Matters                                                                 28
Legal Matters                                                                 28
Experts                                                                       28


                           CITIGROUP FUNDING INC.


                       % SELECT EQUITY INDEXED NOTES
                                (SEQUINS(SM))


                                 BASED UPON
                            THE COMMON STOCK OF
                       TEXAS INSTRUMENTS INCORPORATED
                              DUE          , 2006
                         ($10 PRINCIPAL AMOUNT PER
                                  SEQUINS)
                  PAYMENTS DUE FROM CITIGROUP FUNDING INC.
                    FULLY AND UNCONDITIONALLY GUARANTEED
                             BY CITIGROUP INC.


                           PROSPECTUS SUPPLEMENT
                                   , 2005
                        (INCLUDING PROSPECTUS DATED
                                MAY 3, 2005)


                              (CITIGROUP LOGO)